UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 13G Under the Securities Exchange Act of 1934 (Amendment No. )*

China Index Holdings Limited
(Name of Issuer)

Class A ordinary shares, par value US$0.001 per share
(Title of Class of Securities)

16954W101**
(CUSIP Number)

December 31, 2019
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed: ☐ Rule 13d-1(b) ☐ Rule 13d-1(c) ☑Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

** CUSIP number 16954W101 has been assigned to the American Depositary Shares (“ADSs”) of the Issuer, which are listed on Nasdaq Global Select Market under the symbol “CIH.” Each ADS represents one Class A ordinary share, par value US$0.001 per share. No CUSIP has been assigned to the Class A ordinary shares.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 16954W101	SCHEDULE 13G

1.	NAME OF REPORTING PERSON IDG Alternative Global Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 480,000 Class A Ordinary Shares (1)
	6.	SHARED VOTING POWER 7,814,881 Class A Ordinary Shares (2)
	7.	SOLE DISPOSITIVE POWER 480,000 Class A Ordinary Shares (1)
	8.	SHARED DISPOSITIVE POWER 7,814,881 Class A Ordinary Shares (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,294,881 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1% (3)
12.	TYPE OF REPORTING PERSON (See Instructions) CO

(1) By virtue of holding 100% of the equity interest of the Reporting Person, IDG Maximum Financial Limited may be deemed to have sole voting and dispositive power with respect to these shares. By virtue of holding 100% of the voting shares of IDG Maximum Financial Limited, Blinkmax Limited may be deemed to have sole voting and dispositive power with respect to these shares. By virtue of being the person controlling Blinkmax Limited, Dongliang Lin may be deemed to have sole voting and dispositive power with respect to these shares.

(2) IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited, Velda Power Limited and Clever Sight Limited are the record owners of these shares. IDG China Capital III Investors L.P., IDG China Capital Fund III L.P. and IDG China Media Fund II L.P. collectively hold 93.3% of class B ordinary shares of the IDG Maximum Financial Limited, which holds 100% of the equity interest of the Reporting Person. The Reporting Person may be deemed to share voting and dispositive power with respect to these shares as a member of this filing group.

(3) Percentage calculated based on 72,475,630 Class A Ordinary Shares outstanding as of June 11, 2019 and an additional 1,955,277 Class A Ordinary Shares issuable upon exercise of certain warrants.

CUSIP No. 16954W101	SCHEDULE 13G

1.	NAME OF REPORTING PERSON IDG Maximum Financial Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 480,000 Class A Ordinary Shares (1)
	6.	SHARED VOTING POWER 7,814,881 Class A Ordinary Shares (2)
	7.	SOLE DISPOSITIVE POWER 480,000 Class A Ordinary Shares (1)
	8.	SHARED DISPOSITIVE POWER 7,814,881 Class A Ordinary Shares (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,294,881 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1% (3)
12.	TYPE OF REPORTING PERSON (See Instructions) CO

(1) The record owner of these shares is IDG Alternative Global Limited. By virtue of holding 100% of the equity interest of IDG Alternative Global Limited, the Reporting Person may be deemed to have sole voting and dispositive power with respect to these shares. By virtue of holding 100% of the voting shares of the Reporting Person, Blinkmax Limited may be deemed to have sole voting and dispositive power with respect to these shares. By virtue of being the person controlling Blinkmax Limited, Dongliang Lin may be deemed to have sole voting and dispositive power with respect to these shares.

(2) IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited, Velda Power Limited and Clever Sight Limited are the record owners of these shares. IDG China Capital III Investors L.P., IDG China Capital Fund III L.P. and IDG China Media Fund II L.P. collectively hold 93.3% of class B ordinary shares of the Reporting Person. The Reporting Person may be deemed to share voting and dispositive power with respect to these shares as a member of this filing group.

(3) Percentage calculated based on 72,475,630 Class A Ordinary Shares outstanding as of June 11, 2019 and an additional 1,955,277 Class A Ordinary Shares issuable upon exercise of certain warrants.

CUSIP No. 16954W101	SCHEDULE 13G

1.	NAME OF REPORTING PERSON Blinkmax Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 480,000 Class A Ordinary Shares (1)
	6.	SHARED VOTING POWER 7,814,881 Class A Ordinary Shares (2)
	7.	SOLE DISPOSITIVE POWER 480,000 Class A Ordinary Shares (1)
	8.	SHARED DISPOSITIVE POWER 7,814,881 Class A Ordinary Shares (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,294,881 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1% (3)
12.	TYPE OF REPORTING PERSON (See Instructions) CO

(1) The record owner of these shares is IDG Alternative Global Limited. By virtue of holding 100% of the voting shares of IDG Maximum Financial Limited, which holds 100% of the equity interest of IDG Alternative Global Limited, the Reporting Person may be deemed to have sole voting and dispositive power with respect to these shares. By virtue of being the person controlling the Reporting Person, Dongliang Lin may be deemed to have sole voting and dispositive power with respect to these shares.

(2) IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited, Velda Power Limited and Clever Sight Limited are the record owners of these shares.  The Reporting Person holds 100% of the class A ordinary shares of IDG Maximum Financial Limited, whose 93.3% of class B ordinary shares are collectively held by IDG China Capital III Investors L.P., IDG China Capital Fund III L.P. and IDG China Media Fund II L.P. The Reporting Person may be deemed to share voting and dispositive power with respect to these shares as a member of this filing group.

(3) Percentage calculated based on 72,475,630 Class A Ordinary Shares outstanding as of June 11, 2019 and an additional 1,955,277 Class A Ordinary Shares issuable upon exercise of certain warrants.

CUSIP No. 16954W101	SCHEDULE 13G

1.	NAME OF REPORTING PERSON IDG-ACCEL CHINA CAPITAL L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 2,033,003 Class A Ordinary Shares (1)
	6.	SHARED VOTING POWER 6,261,878 Class A Ordinary Shares (2)
	7.	SOLE DISPOSITIVE POWER 2,033,003 Class A Ordinary Shares (1)
	8.	SHARED VOTING POWER 6,261,878 Class A Ordinary Shares (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,294,881 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1% (3)
12.	TYPE OF REPORTING PERSON (See Instructions) CO

(1) By virtue of being the general partner of the Reporting Person and the persons controlling such general partner, IDG-Accel China Capital Associates L.P., IDG-Accel China Capital GP Associates Ltd., Chi Sing Ho and Quan Zhou acting together may also be deemed to have sole voting and dispositive power with respect to these shares.

(2) IDG Alternative Global Limited, IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited, Velda Power Limited and Clever Sight Limited are the record owners of these shares. The Reporting Person may be deemed to share voting and dispositive power with respect to these shares as a member of this filing group.

(3) Percentage calculated based on 72,475,630 Class A Ordinary Shares outstanding as of June 11, 2019 and an additional 1,955,277 Class A Ordinary Shares issuable upon exercise of certain warrants.

CUSIP No. 16954W101	SCHEDULE 13G

1.	NAME OF REPORTING PERSON IDG-ACCEL CHINA CAPITAL INVESTORS L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b)☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 93,869 Class A Ordinary Shares (1)
	6.	SHARED VOTING POWER 8,201,012 Class A Ordinary Shares (2)
	7.	SOLE DISPOSITIVE POWER 93,869 Class A Ordinary Shares (1)
	8.	SHARED VOTING POWER 8,201,012 Class A Ordinary Shares (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,294,881 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1% (3)
12.	TYPE OF REPORTING PERSON (See Instructions) CO

(1) By virtue of being the general partner of the Reporting Person and the persons controlling such general partner, IDG-Accel China Capital GP Associates Ltd., Chi Sing Ho and Quan Zhou acting together may also be deemed to have sole voting and dispositive power with respect to these shares.

(2) IDG Alternative Global Limited, IDG-Accel China Capital L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited, Velda Power Limited and Clever Sight Limited are the record owners of these shares. The Reporting Person may be deemed to share voting and dispositive power with respect to these shares as a member of this filing group.

(3) Percentage calculated based on 72,475,630 Class A Ordinary Shares outstanding as of June 11, 2019 and an additional 1,955,277 Class A Ordinary Shares issuable upon exercise of certain warrants.

CUSIP No. 16954W101	SCHEDULE 13G

1.	NAME OF REPORTING PERSON IDG-ACCEL CHINA CAPITAL ASSOCIATES L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b)☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 2,033,003 Class A Ordinary Shares (1)
	6.	SHARED VOTING POWER 6,261,878 Class A Ordinary Shares (2)
	7.	SOLE DISPOSITIVE POWER 2,033,003 Class A Ordinary Shares (1)
	8.	SHARED VOTING POWER 6,261,878 Class A Ordinary Shares (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,294,881 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1% (3)
12.	TYPE OF REPORTING PERSON (See Instructions) CO

(1) The record owner of these shares is IDG-Accel China Capital L.P. By virtue of being the general partner of IDG-Accel China Capital L.P., the Reporting Person may be deemed to have sole voting and dispositive power with respect to these shares.

(2) IDG Alternative Global Limited, IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited, Velda Power Limited and Clever Sight Limited are the record owners of these shares. The Reporting Person may be deemed to share voting and dispositive power with respect to these shares as a member of this filing group.

(3) Percentage calculated based on 72,475,630 Class A Ordinary Shares outstanding as of June 11, 2019 and an additional 1,955,277 Class A Ordinary Shares issuable upon exercise of certain warrants.

CUSIP No. 16954W101	SCHEDULE 13G

1.	NAME OF REPORTING PERSON IDG-ACCEL CHINA CAPITAL GP ASSOCIATES LTD.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 2,126,872 Class A Ordinary Shares (1)
	6.	Shared Voting Power 6,168,009 Class A Ordinary Shares (2)
	7.	Sole Dispositive Power 2,126,872 Class A Ordinary Shares (1)
	8.	Shared Dispositive Power 6,168,009 Class A Ordinary Shares (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,294,881 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1% (3)
12.	TYPE OF REPORTING PERSON (See Instructions) CO

(1) IDG-Accel China Capital L.P. and IDG-Accel China Capital Investors L.P. are the record owners of these shares. By virtue of being the general partner of both IDG-Accel China Capital Investors L.P. and IDG-Accel China Capital Associates L.P., which is the general partner of IDG-Accel China Capital L.P., the Reporting Person may be deemed to have sole voting and dispositive power with respect to these shares.

(2) IDG Alternative Global Limited, Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited, Velda Power Limited and Clever Sight Limited are the record owners of these shares. The Reporting Person may be deemed to share voting and dispositive power with respect to these shares as a member of this filing group.

(3) Percentage calculated based on 72,475,630 Class A Ordinary Shares outstanding as of June 11, 2019 and an additional 1,955,277 Class A Ordinary Shares issuable upon exercise of certain warrants.

CUSIP No. 16954W101	SCHEDULE 13G

1.	NAME OF REPORTING PERSON Chuang Xi Capital Holdings Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 459,123 Class A Ordinary Shares (1)
	6.	Shared Voting Power 7,835,758 Class A Ordinary Shares (2)
	7.	Sole Dispositive Power 459,123 Class A Ordinary Shares (1)
	8.	Shared Dispositive Power 7,835,758 Class A Ordinary Shares (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,294,881 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1% (3)
12.	TYPE OF REPORTING PERSON (See Instructions) CO

(1) By virtue of holding 88.4% of the equity interest of the Reporting Person, IDG China Capital Fund III L.P. may be deemed to have sole voting and dispositive power with respect to these shares. By virtue of being the general partner of IDG China Capital Fund III L.P., IDG China Capital Fund III Associates L.P., along with its general partner, IDG China Capital Fund GP III Associates Ltd., may be deemed to have sole voting and dispositive power with respect to these shares.

(2) IDG Alternative Global Limited, IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Quartz Fortune Limited, IDG Ultimate Global Limited, Velda Power Limited and Clever Sight Limited are the record owners of these shares. The Reporting Person has at least one controlling person or director that is the same with IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Clever Sight Limited, Quartz Fortune Limited, IDG Ultimate Global Limited and Velda Power Limited. The Reporting Person may be deemed to share voting and dispositive power with respect to these shares as a member of this filing group.

(3) Percentage calculated based on 72,475,630 Class A Ordinary Shares outstanding as of June 11, 2019 and an additional 1,955,277 Class A Ordinary Shares issuable upon exercise of certain warrants.

CUSIP No. 16954W101	SCHEDULE 13G

1.	NAME OF REPORTING PERSON IDG China Capital Fund III L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b)☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 5,477,020 Class A Ordinary Shares(1)
	6.	SHARED VOTING POWER 2,817,861 Class A Ordinary Shares (2)
	7.	SOLE DISPOSITIVE POWER 5,477,020 Class A Ordinary Shares(1)
	8.	SHARED DISPOSITIVE POWER 2,817,861 Class A Ordinary Shares (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,294,881 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1% (3)
12.	TYPE OF REPORTING PERSON (See Instructions) CO

(1) The record owners of these shares are Chuang Xi Capital Holdings Limited, IDG Ultimate Global Limited, Quartz Fortune Limited and Clever Sight Limited. By virtue of holding 88.4% of the equity interest of each of the Chuang Xi Capital Holdings Limited, IDG Ultimate Global Limited, Quartz Fortune Limited and Clever Sight Limited, the Reporting Person may be deemed to have sole voting and dispositive power with respect to these shares.

(2) IDG Alternative Global Limited, IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P. and Velda Power Limited are the record owners of these shares. The Reporting Person holds 64.7% of the class B ordinary shares of IDG Maximum Financial Limited, which holds 100% of the equity interest of IDG Alternative Global Limited. In addition, the Reporting Person has at least one controlling person or director that is the same with IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P. and Velda Power Limited. The Reporting Person may be deemed to share voting and dispositive power with respect to these shares as a member of this filing group.

(3) Percentage calculated based on 72,475,630 Class A Ordinary Shares outstanding as of June 11, 2019 and an additional 1,955,277 Class A Ordinary Shares issuable upon exercise of certain warrants.

CUSIP No. 16954W101	SCHEDULE 13G

1.	NAME OF REPORTING PERSON IDG China Capital III Investors L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b)☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 8,294,881 Class A Ordinary Shares (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 8,294,881 Class A Ordinary Shares (1)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,294,881 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1% (2)
12.	TYPE OF REPORTING PERSON (See Instructions) CO

(1) IDG Alternative Global Limited, IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited, Velda Power Limited and Clever Sight Limited are the record owners of these shares. The Reporting Person holds 8.5% of the class B ordinary shares of IDG Maximum Financial Limited, which holds 100% of the equity interest of IDG Alternative Global Limited. The Reporting Person also holds 11.6% of the equity interest of Chuang Xi Capital Holdings Limited, 11.6% of the equity interest of Quartz Fortune Limited, 11.6% of the equity interest of IDG Ultimate Global Limited and 11.6% of the equity interest of Clever Sight Limited. In addition, the Reporting Person has at least one controlling person or director that is the same with IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P. and Velda Power Limited. The Reporting Person may be deemed to share voting and dispositive power with respect to these shares as a member of this filing group.

(2) Percentage calculated based on 72,475,630 Class A Ordinary Shares outstanding as of June 11, 2019 and an additional 1,955,277 Class A Ordinary Shares issuable upon exercise of certain warrants.

CUSIP No. 16954W101	SCHEDULE 13G

1.	NAME OF REPORTING PERSON IDG China Media Fund II L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 8,294,881 Class A Ordinary Shares (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 8,294,881 Class A Ordinary Shares (1)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,294,881 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1% (2)
12.	TYPE OF REPORTING PERSON (See Instructions) CO

(1) IDG Alternative Global Limited, IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited, Velda Power Limited and Clever Sight Limited are the record owners of these shares. The Reporting Person holds 20.1% of the class B ordinary shares of IDG Maximum Financial Limited, which holds 100% of the equity interest of IDG Alternative Global Limited. In addition, the Reporting Person has at least one controlling person or director that is the same with IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited and Velda Power Limited. The Reporting Person may be deemed to share voting and dispositive power with respect to these shares as a member of this filing group.

(2) Percentage calculated based on 72,475,630 Class A Ordinary Shares outstanding as of June 11, 2019 and an additional 1,955,277 Class A Ordinary Shares issuable upon exercise of certain warrants.

CUSIP No. 16954W101	SCHEDULE 13G

1.	NAME OF REPORTING PERSON IDG China Capital Fund III Associates L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b)☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 5,477,020 Class A Ordinary Shares(1)
	6.	SHARED VOTING POWER 2,817,861 Class A Ordinary Shares (2)
	7.	SOLE DISPOSITIVE POWER 5, 477, 020 Class A Ordinary Shares(1)
	8.	SHARED DISPOSITIVE POWER 2,817,861 Class A Ordinary Shares (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,294,881 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1% (3)
12.	TYPE OF REPORTING PERSON (See Instructions) CO

(1) Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited and Clever Sight Limited are the record owners of these shares. The Reporting Person is the general partner of IDG China Capital Fund III L.P., which holds 88.4% of the equity interest of Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited and Clever Sight Limited. By virtue of this affiliation, the Reporting Person, as well as its general partner, IDG China Capital Fund GP III Associates Ltd., may be deemed to have sole voting and dispositive power with respect to these shares.

(2) IDG Alternative Global Limited, IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P. and Velda Power Limited are the record owners of these shares. The Reporting Person is the general partner of IDG China Capital Fund III L.P., which hold 64.7% of the class B ordinary shares of IDG Maximum Financial Limited. IDG Maximum Financial Limited holds 100% of the equity interest of IDG Alternative Global Limited. In addition, the Reporting Person has at least one controlling person or director that is the same with IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P. and Velda Power Limited. The Reporting Person may be deemed to share voting and dispositive power with respect to these shares as a member of this filing group.

(3) Percentage calculated based on 72,475,630 Class A Ordinary Shares outstanding as of June 11, 2019 and an additional 1,955,277 Class A Ordinary Shares issuable upon exercise of certain warrants.

CUSIP No. 16954W101	SCHEDULE 13G

1.	NAME OF REPORTING PERSON IDG China Capital Fund GP III Associates Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 5,477,020 Class A Ordinary Shares(1)
	6.	SHARED VOTING POWER 2,817,861 Class A Ordinary Shares (2)
	7.	SOLE DISPOSITIVE POWER 5,477,020 Class A Ordinary Shares(1)
	8.	SHARED DISPOSITIVE POWER 2,817,861 Class A Ordinary Shares (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,294,881 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1% (3)
12.	TYPE OF REPORTING PERSON (See Instructions) CO

(1) Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited and Clever Sight Limited are the record owners of these shares. The Reporting Person is the general partner of IDG China Capital Fund III Associates L.P., which is the general partner of IDG China Capital Fund III L.P., which holds 88.4% of the equity interest of Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited and Clever Sight Limited. By virtue of this affiliation, the Reporting Person may be deemed to have sole voting and dispositive power with respect to these shares.

(2) IDG Alternative Global Limited, IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P. and Velda Power Limited are the record owners of these shares. The Reporting Person is (i) the general partner of IDG China Capital Fund III Associates L.P., which is the general partner of IDG China Capital Fund III L.P., which holds 64.7% of the class B ordinary shares of IDG Maximum Financial Limited, and (2) the general partner of IDG China Capital III Investors L.P., which hold 8.5% of the class B ordinary shares of IDG Maximum Financial Limited. And IDG Maximum Financial Limited holds 100% of the equity interest of IDG Alternative Global Limited. In addition, the Reporting Person has at least one controlling person or director that is the same with IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., and Velda Power Limited. The Reporting Person may be deemed to share voting and dispositive power with respect to these shares as a member of this filing group.

(3) Percentage calculated based on 72,475,630 Class A Ordinary Shares outstanding as of June 11, 2019 and an additional 1,955,277 Class A Ordinary Shares issuable upon exercise of certain warrants.

CUSIP No. 16954W101	SCHEDULE 13G

1.	NAME OF REPORTING PERSON IDG China Media Fund II Associates L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b)☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 8,294,881 Class A Ordinary Shares (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 8,294,881 Class A Ordinary Shares (1)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,294,881 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1% (2)
12.	TYPE OF REPORTING PERSON (See Instructions) CO

(1) IDG Alternative Global Limited, IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited, Velda Power Limited and Clever Sight Limited are the record owners of these shares. The Reporting Person is the general partner of IDG China Media Fund II L.P., which holds 20.1% of the class B ordinary shares of IDG Maximum Financial Limited, which in turn holds 100% of the equity interest of IDG Alternative Global Limited. In addition, the Reporting Person has at least one controlling person or director that is the same with IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited, Velda Power Limited and Clever Sight Limited. The Reporting Person may be deemed to share voting and dispositive power with respect to these shares as a member of this filing group.

(2) Percentage calculated based on 72,475,630 Class A Ordinary Shares outstanding as of June 11, 2019 and an additional 1,955,277 Class A Ordinary Shares issuable upon exercise of certain warrants.

CUSIP No. 16954W101	SCHEDULE 13G

1.	NAME OF REPORTING PERSON IDG China Media Fund GP Associates Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 8,294,881 Class A Ordinary Shares (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 8,294,881 Class A Ordinary Shares (1)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,294,881 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1% (2)
12.	TYPE OF REPORTING PERSON (See Instructions) CO

(1) IDG Alternative Global Limited, IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited, Velda Power Limited and Clever Sight Limited are the record owners of these shares. The Reporting Person is the general partner of IDG China Media Fund II Associates L.P., which is the general partner of IDG China Media Fund II L.P. IDG China Media Fund II L.P. holds 20.1% of the class B ordinary shares of IDG Maximum Financial Limited, which holds 100% of the equity interest of IDG Alternative Global Limited. In addition, the Reporting Person has at least one controlling person or director that is the same with IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited, Velda Power Limited and Clever Sight Limited. The Reporting Person may be deemed to be under common control with these entities and thus share voting and dispositive power with respect to these shares as a member of this filing group.

(2) Percentage calculated based on 72,475,630 Class A Ordinary Shares outstanding as of June 11, 2019 and an additional 1,955,277 Class A Ordinary Shares issuable upon exercise of certain warrants.

CUSIP No. 16954W101	SCHEDULE 13G

1.	NAME OF REPORTING PERSON QUAN ZHOU
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 8,294,881 Class A Ordinary Shares (1)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 8,294,881 Class A Ordinary Shares (1)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,294,881 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1% (2)
12.	TYPE OF REPORTING PERSON (See Instructions) IN

(1) IDG Alternative Global Limited, IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited, Velda Power Limited and Clever Sight Limited are the record owners of these shares. IDG-Accel China Capital L.P. and IDG-Accel China Capital Investors L.P. have the same ultimate general partner, IDG-Accel China Capital GP Associates Ltd., of which the Reporting Person and Chi Sing Ho are directors. By virtue of acting together to direct the management and operations of IDG-Accel China Capital GP Associates Ltd., the Reporting Person and Chi Sing Ho may be deemed to have shared voting and dispositive power with respect to all these shares.

(2) Percentage calculated based on 72,475,630 Class A Ordinary Shares outstanding as of June 11, 2019 and an additional 1,955,277 Class A Ordinary Shares issuable upon exercise of certain warrants.

CUSIP No. 16954W101	SCHEDULE 13G

1.	NAME OF REPORTING PERSON CHI SING HO
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 210,989 Class A Ordinary Shares (1)
	6.	Shared Voting Power 8,083,892 Class A Ordinary Shares (2)
	7.	Sole Dispositive Power 210,989 Class A Ordinary Shares (1)
	8.	Shared Dispositive Power 8,083,892 Class A Ordinary Shares (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,294,881 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1% (3)
12.	TYPE OF REPORTING PERSON (See Instructions) IN

(1) Velda Power Limited is the record owner of these shares. The Reporting Person is the sole shareholder of Velda Power Limited and therefore may be deemed to have sole voting and dispositive power with respect to all these shares.

(2) IDG Alternative Global Limited, IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited and Clever Sight Limited are the record owners of these shares. IDG-Accel China Capital L.P. and IDG-Accel China Capital Investors L.P. have the same ultimate general partner, IDG-Accel China Capital GP Associates Ltd., of which the Reporting Person and Quan Zhou are directors. The Reporting Person is also a director of Chuang Xi Capital Holdings Limited and Clever Sight Limited. By virtue of acting together with Quan Zhou to direct the management and operations of IDG-Accel China Capital GP Associates Ltd., the Reporting Person may be deemed to have shared voting and dispositive power with respect to all these shares.

(3) Percentage calculated based on 72,475,630 Class A Ordinary Shares outstanding as of June 11, 2019 and an additional 1,955,277 Class A Ordinary Shares issuable upon exercise of certain warrants.

CUSIP No. 16954W101	SCHEDULE 13G

1.	NAME OF REPORTING PERSON DONGLIANG LIN
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION People’s Republic of China
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 480,000 Class A Ordinary Shares (1)
	6.	SHARED VOTING POWER 7,814,881 Class A Ordinary Shares (2)
	7.	SOLE DISPOSITIVE POWER 480,000 Class A Ordinary Shares (1)
	8.	SHARED DISPOSITIVE POWER 7,814,881 Class A Ordinary Shares (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,294,881 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1% (3)
12.	TYPE OF REPORTING PERSON (See Instructions) IN

(1) The record owner of these shares is IDG Alternative Global Limited. By virtue of being the person controlling Blinkmax Limited, the Reporting Person may be deemed to have sole voting and dispositive power with respect to these shares. Blinkmax Limited holds 100% of the voting shares of IDG Maximum Financial Limited, which holds 100% of the equity interest of IDG Alternative Global Limited.

(2) IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited, Velda Power Limited and Clever Sight Limited are the record owners of these shares. The Reporting Person is the person controlling Blinkmax Limited, which holds 100% of the class A ordinary shares of IDG Maximum Financial Limited, whose 93.3% of class B ordinary shares are collectively held by IDG China Capital III Investors L.P., IDG China Capital Fund III L.P. and IDG China Media Fund II L.P. The Reporting Person may be deemed to share voting and dispositive power with respect to these shares as a member of this filing group.

(3) Percentage calculated based on 72,475,630 Class A Ordinary Shares outstanding as of June 11, 2019 and an additional 1,955,277 Class A Ordinary Shares issuable upon exercise of certain warrants.

CUSIP No. 16954W101	SCHEDULE 13G

1.	NAME OF REPORTING PERSON Quartz Fortune Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,046,573 Class A Ordinary Shares (1)
	6.	SHARED VOTING POWER 7,248,308 Class A Ordinary Shares (2)
	7.	SOLE DISPOSITIVE POWER 1,046,573 Class A Ordinary Shares (1)
	8.	SHARED DISPOSITIVE POWER 7,248,308 Class A Ordinary Shares (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,294,881 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1% (3)
12.	TYPE OF REPORTING PERSON (See Instructions) CO

(1) By virtue of holding 88.4% of the equity interest of the Reporting Person, IDG China Capital Fund III L.P. may be deemed to have sole voting and dispositive power with respect to these shares. By virtue of being the general partner of IDG China Capital Fund III L.P., IDG China Capital Fund III Associates L.P., along with its general partner, IDG China Capital Fund GP III Associates Ltd., may be deemed to have sole voting and dispositive power with respect to these shares.

(2) IDG Alternative Global Limited, IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, IDG Ultimate Global Limited, Velda Power Limited and Clever Sight Limited are the record owners of these shares. The Reporting Person may be deemed to share voting and dispositive power with respect to these shares as a member of this filing group.

(3) Percentage calculated based on 72,475,630 Class A Ordinary Shares outstanding as of June 11, 2019 and an additional 1,955,277 Class A Ordinary Shares issuable upon exercise of certain warrants.

CUSIP No. 16954W101	SCHEDULE 13G

1.	NAME OF REPORTING PERSON IDG Ultimate Global Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 697,715 Class A Ordinary Shares (1)
	6.	SHARED VOTING POWER 7,597,166 Class A Ordinary Shares (2)
	7.	SOLE DISPOSITIVE POWER 697,715 Class A Ordinary Shares (1)
	8.	SHARED DISPOSITIVE POWER 7,597,166 Class A Ordinary Shares (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,294,881 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1% (3)
12.	TYPE OF REPORTING PERSON (See Instructions) CO

(1) By virtue of holding 88.4% of the equity interest of the Reporting Person, IDG China Capital Fund III L.P. may be deemed to have sole voting and dispositive power with respect to these shares. By virtue of being the general partner of IDG China Capital Fund III L.P., IDG China Capital Fund III Associates L.P., along with its general partner, IDG China Capital Fund GP III Associates Ltd., may be deemed to have sole voting and dispositive power with respect to these shares.

(2) IDG Alternative Global Limited, IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, Velda Power Limited and Clever Sight Limited are the record owners of these shares. The Reporting Person may be deemed to share voting and dispositive power with respect to these shares as a member of this filing group.

(3) Percentage calculated based on 72,475,630 Class A Ordinary Shares outstanding as of June 11, 2019 and an additional 1,955,277 Class A Ordinary Shares issuable upon exercise of certain warrants.

CUSIP No. 16954W101	SCHEDULE 13G

1.	NAME OF REPORTING PERSON Velda Power Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 210,989 Class A Ordinary Shares (1)
	6.	SHARED VOTING POWER 8,083,892 Class A Ordinary Shares (2)
	7.	SOLE DISPOSITIVE POWER 210,989 Class A Ordinary Shares (1)
	8.	SHARED DISPOSITIVE POWER 8,083,892 Class A Ordinary Shares (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,294,881 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1% (3)
12.	TYPE OF REPORTING PERSON (See Instructions) CO

(1) By virtue of holding 100% of the equity interest of the Reporting Person, Chi Sing Ho may be deemed to have sole voting and dispositive power with respect to these shares.

(2) IDG Alternative Global Limited, IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited and Clever Sight Limited are the record owners of these shares. The Reporting Person may be deemed to share voting and dispositive power with respect to these shares as a member of this filing group.

(3) Percentage calculated based on 72,475,630 Class A Ordinary Shares outstanding as of June 11, 2019 and an additional 1,955,277 Class A Ordinary Shares issuable upon exercise of certain warrants.

CUSIP No. 16954W101	SCHEDULE 13G

1.	NAME OF REPORTING PERSON Clever Sight Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 3,273,609 Class A Ordinary Shares (1)
	6.	SHARED VOTING POWER 5,021,272 Class A Ordinary Shares (2)
	7.	SOLE DISPOSITIVE POWER 3,273,609 Class A Ordinary Shares (1)
	8.	SHARED DISPOSITIVE POWER 5,021,272 Class A Ordinary Shares (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,294,881 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1% (3)
12.	TYPE OF REPORTING PERSON (See Instructions) CO

(1) By virtue of holding 88.4% of the equity interest of the Reporting Person, IDG China Capital Fund III L.P. may be deemed to have sole voting and dispositive power with respect to these shares. By virtue of being the general partner of IDG China Capital Fund III L.P., IDG China Capital Fund III Associates L.P., along with its general partner, IDG China Capital Fund GP III Associates Ltd., may be deemed to have sole voting and dispositive power with respect to these shares.

(2) IDG Alternative Global Limited, IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited and Velda Power Limited are the record owners of these shares. The Reporting Person may be deemed to share voting and dispositive power with respect to these shares as a member of this filing group.

(3) Percentage calculated based on 72,475,630 Class A Ordinary Shares outstanding as of June 11, 2019 and an additional 1,955,277 Class A Ordinary Shares issuable upon exercise of certain warrants.

Item 1(a).  Name of Issuer

China Index Holdings Limited

Item 1(b).  Address of Issuer’s Principal Executive Offices

Tower A, No. 20 Guogongzhuang Middle Street

Fengtai District

Beijing 100070, People’s Republic of China

Item 2(a).  Name of Persons Filing

1.	IDG Alternative Global Limited
2.	IDG Maximum Financial Limited
3.	Blinkmax Limited
4.	IDG-Accel China Capital L.P.
5.	IDG-Accel China Capital Investors L.P.
6.	IDG-Accel China Capital Associates L.P.
7.	IDG-Accel China Capital GP Associates LTD.
8.	Chuang Xi Capital Holdings Limited
9.	IDG China Capital Fund III L.P.
10.	IDG China Capital III Investors L.P.
11.	IDG China Media Fund II L.P.
12.	IDG China Capital Fund III Associates L.P.
13.	IDG China Capital Fund GP III Associates Ltd.
14.	IDG China Media Fund II Associates L.P.
15.	IDG China Media Fund GP Associates Ltd.
16.	Quan Zhou
17.	Chi Sing Ho
18.	Dongliang Lin
19.	Quartz Fortune Limited
20.	IDG Ultimate Global Limited
21.	Velda Power Limited
22.	Clever Sight Limited

Item 2(b).  Address of Principal Business Office or, If None, Residence

For all reporting persons:

c/o IDG Capital Management (HK) Limited.

Unit 5505, The Center

99 Queen’s Road Central

Hong Kong

Item 2(c).  Citizenship

Quan Zhou is a citizen of the United States of America. Chi Sing Ho is a citizen of Canada. Dongliang Lin is a citizen of the People’s Republic of China.

Each of IDG Alternative Global Limited, IDG Maximum Financial Limited, Blinkmax Limited, Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited and Velda Power Limited is organized under the laws of the British Virgin Islands.

Each of IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., IDG-Accel China Capital Associates L.P., IDG-Accel China Capital GP Associates LTD., IDG China Capital Fund III L.P., IDG China Capital III Investors L.P., IDG China Capital Fund III Associates L.P., IDG China Capital Fund GP III Associates Ltd., IDG China Media Fund II Associates L.P. and IDG China Media Fund GP Associates Ltd. is organized under the laws of the Cayman Islands.

IDG China Media Fund II L.P. is organized under the laws of the State of Delaware.

Item 2(d).  Title of Class of Securities

Class A ordinary shares, US$0.001 par value per share. Each ADS represents one Class A ordinary share

Item 2(e).  CUSIP Number

CUSIP number 16954W101 has been assigned to the ADSs of the Issuer.

Item 3.   If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Note applicable.

Item 4.  Ownership.

The information for each reporting person contained in Items 5-11 of the cover pages is incorporated herein by reference.

Item 5.  Ownership of Five Percent or Less of a Class.

Note applicable.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

 Note applicable.

Item 7.  Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Note applicable.

Item 8.  Identification and Classification of Members of the Group.

Note applicable.

Item 9.  Notice of Dissolution of Group.

Note applicable.

Item 10.  Certifications.

Note applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2020

IDG MAXIMUM FINANCIAL LIMITED

By:	/s/ Chi Sing Ho
	Name:	Chi Sing HO
	Title:	Director

BLINKMAX LIMITED

By:	/s/ Dongliang Lin
	Name:	Dongliang LIN
	Title:	Director

IDG-ACCEL CHINA CAPITAL L.P.

By:	/s/ Chi Sing Ho
	Name:	Chi Sing HO
	Title:	Authorized Signatory

IDG-ACCEL CHINA CAPITAL INVESTORS L.P.

By:	/s/ Chi Sing Ho
	Name:	Chi Sing HO
	Title:	Authorized Signatory

IDG-ACCEL CHINA CAPITAL ASSOCIATES L.P.

By:	/s/ Chi Sing Ho
	Name:	Chi Sing HO
	Title:	Authorized Signatory

IDG-ACCEL CHINA CAPITAL GP ASSOCIATES LTD.

By:	/s/ Chi Sing Ho
	Name:	Chi Sing HO
	Title:	Director

CHUANG XI CAPITAL HOLDINGS LIMITED

By:	/s/ Chi Sing Ho
	Name:	Chi Sing HO
	Title:	Director

IDG CHINA CAPITAL FUND III L.P.

By:	/s/ Chi Sing Ho
	Name:	Chi Sing HO
	Title:	Authorized Signatory

IDG CHINA CAPITAL III INVESTORS L.P.

By:	/s/ Chi Sing Ho
	Name:	Chi Sing HO
	Title:	Authorized Signatory

IDG CHINA MEDIA FUND II L.P.

By:	/s/ Hugo Shong
	Name:	Hugo SHONG
	Title:	Authorized Signatory

IDG CHINA CAPITAL FUND III ASSOCIATES L.P.

By:	/s/ Chi Sing Ho
	Name:	Chi Sing HO
	Title:	Authorized Signatory

IDG CHINA CAPITAL FUND GP III ASSOCIATES LTD.

By:	/s/ Chi Sing Ho
	Name:	Chi Sing HO
	Title:	Director

IDG CHINA MEDIA FUND II ASSOCIATES L.P.

By:	/s/ Hugo Shong
	Name:	Hugo SHONG
	Title:	Authorized Signatory

IDG CHINA MEDIA FUND GP ASSOCIATES LTD.

By:	/s/ Chi Sing Ho
	Name:	Chi Sing HO
	Title:	Director

QUAN ZHOU

By:	/s/ Quan Zhou
	Name:	Quan Zhou

CHI SING HO

By:	/s/ Chi Sing Ho
	Name:	Chi Sing Ho

DONGLIANG LIN

By:	/s/ Dongliang Lin
	Name:	Dongliang Lin

QUARTZ FORTUNE LIMITED

By:	/s/ Chi Sing Ho
	Name:	Chi Sing Ho
	Title:	Director

IDG ULTIMATE GLOBAL LIMITED

By:	/s/ Chi Sing Ho
	Name:	Chi Sing Ho
	Title:	Director

VELDA POWER LIMITED

By:	/s/ Chi Sing Ho
	Name:	Chi Sing Ho
	Title:	Director

CLEVER SIGHT LIMITED

By:	/s/ Chi Sing Ho
	Name:	Chi Sing Ho
	Title:	Director